Exhibit 10.22

           AGREEMENT REGARDING RETIREMENT BENEFITS
                      OF ALBERT ZIEGLER


           WHEREAS, Albert Ziegler ("Executive") has been employed by Beckman Instruments, Inc. ("Company") since
August  5,  1986, and was previously employed by  SmithKline
Beckman or a subsidiary, and

            WHEREAS,   certain  service  of  Executive   was
performed in Switzerland; and

           WHEREAS, the Executive and the Company wish to formalize an agreement made at the inception of Executive's Beckman employment providing for a retirement benefit that recognizes Executive's service with SmithKline Beckman and adjusts for any loss of Social Security as a result of his SmithKline Beckman service in Switzerland;


          NOW, THEREFORE, this Agreement between the Company and the Executive ("Agreement") is hereby adopted this 16th of June, 1995.

      1. Supplemental Pension Plan Benefit. Executive and Company agree that Executive's retirement benefit under the Beckman Instruments, Inc. Supplemental Pension Plan ("Supplemental Plan") shall be the sum of (a) and (b), less
(c) below:

      (a) The difference between the Executive's benefit under the Beckman Instruments, Inc. Pension Plan ("Pension Plan") and the benefit that would have been payable under the Pension Plan had Executive's SmithKline Beckman employment from April 1, 1971, until February 29, 1984 been included as Benefit Service (as defined in the Pension
Plan);

     (b)  The benefit, if any, payable from the Supplemental
Plan as a result of application of Sections 404(a)17 and 415 of the Code;

      (c) The U.S. dollar equivalent of 16,837 Swiss francs per year. The conversion of Swiss francs to U.S. dollars shall be made at the exchange rate in effect at the time Executive commences to receive benefits from the Supplemental Plan. The exchange rate shall be determined according to Appendix II of the Pension Plan.

      2. Social Security Supplement. The "Social Security Supplement" described below shall be provided to Executive as an additional benefit under the Supplemental Plan. The Social Security Supplement shall be determined as follows:

      (a) The Company shall calculate the United States Social Security benefit payable to Executive upon his retirement, or, if later, upon the earliest age at which Executive may commence to receive payments under the United States Social Security program. The result shall be the "actual Social Security benefit." The Company shall calculate the Social Security benefit to which the Executive would have been entitled (as of the same commencement date) had he performed all of the service referred to in paragraph 1(a) in the United States. The result shall be the "hypothetical Social Security benefit."

      (b) The Company shall calculate Executive's actual benefits under any Swiss programs providing benefits similar to United States Social Security benefits. The result shall be the "actual Swiss benefit." The Company shall calculate the benefit Executive would have been entitled to under any Swiss program providing benefits similar to Social Security if the employee had performed all of the service referred to in paragraph 1 in Switzerland. The result shall be the "hypothetical Swiss benefit." The Company shall, using the exchange rate method described in Appendix II of the Pension Plan, convert the actual Swiss benefit and the hypothetical Swiss benefit to U.S. dollars. If the actual Swiss benefit and the hypothetical Swiss benefit commence at a different date than the actual Social Security benefit and the hypothetical Social Security benefit, the Company shall calculate the actuarial equivalent of the hypothetical Swiss benefit and the actual Swiss benefit, based upon the commencement date of the actual Social Security benefit and the hypothetical Social Security benefit. The result of the conversion and calculation described above is the "adjusted actual Swiss benefit" and the "adjusted hypothetical Swiss benefit."

      (c) The Company shall deduct from the greater of the hypothetical Social Security benefit and the adjusted hypothetical Swiss benefit the sum of the actual Social Security benefit and the adjusted actual Swiss benefit. To the extent the result of such calculation is a positive number (i.e., the greater of the hypothetical Social Security benefit and the adjusted hypothetical Swiss benefit exceeds the sum of the actual Social Security benefit and the adjusted actual Swiss benefit) then such remaining amount shall be the Social Security Supplement. Such amount shall be paid as an additional retirement benefit under the Supplemental Plan. The Social Security Supplement shall be paid as a fixed monthly benefit at the time the actual Social Security benefit commences.

       3. Other Supplemental Plan and Pension Plan Provisions. It is understood that, except as specifically set forth in this Agreement, the benefit of the Executive under the Supplemental Plan shall be calculated and paid according to the generally applicable terms of the Supplemental Plan. Accordingly, the Executive's benefit, calculated as set forth herein, will be subject to the Supplemental Plan's provisions for cash lump sum distributions. In the event Executive's combined benefit, if applicable, exceeds the Supplemental Plan limit for lump sum distributions, such combined benefit will be payable in the same form of payment and at the same time as Executive elects for his Pension Plan benefit. Furthermore, any death benefits shall be paid under the terms of the Supplemental Plan and the Pension Plan based upon the Executive's benefit calculated as set forth herein. Furthermore, it is understood that the benefit of the Executive under the Pension Plan shall be calculated according to the generally applicable terms of the Pension Plan.

      4. This Agreement shall be considered an exhibit to the Supplemental Plan and shall constitute an official plan document for the Supplemental Plan.

      5. This Agreement shall be construed in accordance with applicable federal law, and to the extent that state law is not preempted by federal law, according to the laws of the State of California.

      6.    This Agreement shall not modify any of the terms
and   conditions   of  Executive's  employment   except   as
explicitly set forth herein.

           This  Agreement is entered into this 16th day  of

June, 1995.



                              EXECUTIVE



                              By  ALBERT ZIEGLER
                                  Albert Ziegler


                              COMPANY
                              BECKMAN INSTRUMENTS, INC.

                              By  RICHARD K. SEARS
                              Its V.P. Human Resources